Exhibit 99.1

Contact:    David W. Sharp

(713) 361-2630

For release December 29, 2004

HORIZON OFFSHORE ANNOUNCES SIGNING OF MAJOR PIPELINE
INSTALLATION CONTRACT, UPDATE REGARDING PROPOSED
RECAPITALIZATION AND REFINANCING OF INDEBTEDNESS AND
RECORDING OF CHARGES AND ADDITIONAL IMPAIRMENTS

HOUSTON--(December 29, 2004)--Horizon Offshore, Inc. (NASDAQ: HOFF) announced today that its subsidiary, Horizon Marine Construction, Ltd., has signed a contract with West Africa Gas Pipeline Company Limited (WAPCo) for the installation of the West Africa Gas Pipeline. WAPCo is a consortium of ChevronTexaco, Shell Overseas Holdings Ltd., Nigerian National Petroleum Corporation, and Takoradi Power Company Limited of Ghana. The project calls for the installation of a 20" main gas transportation pipeline which extends 579 kilometers (approximately 360 miles) from Lagos, Nigeria to Takoradi, Ghana and runs along the coastlines of Togo and Benin with feeder spur lines to each of those countries. The project planning and preparation will begin immediately with contract completion expected in October 2006. Horizon plans to use the DLB SEA HORIZON and LB BRAZOS HORIZON to perform the project. The award of the contract brings Horizon's backlog to approximately $179 million.

"This major project follows on the heels of our successful performance of major projects in Israel and Mexico in 2004. We are pleased that WAPCo has shown its confidence in our ability and intend to reward that confidence with the same type of performance we have shown on our recent projects," said George Reuter, Chief Operating Officer of Horizon.

The Company also announced that it has selected and is working with a prospective lender to refinance through a term loan and revolving credit facility all of the debt outstanding under its revolving credit facilities with Southwest Bank of Texas, N.A. (Southwest Bank) maturing on January 21, 2005 and revolving credit facility and term loan with The CIT Group/Equipment Financing, Inc. (CIT Group) maturing later in 2005. The Company is working with its senior lenders and its subordinated note holders to obtain all required consents and support to allow the proposed refinancing to proceed. Assuming that the maturing debt is refinanced, the Company then intends to proceed in the first quarter of 2005 with increasing its equity through the recapitalization contemplated in the recapitalization letter agreement that it entered into with its subordinated note holders in November 2004.

The Company also announced that it will record an estimated pre-tax charge of $2.2 million to be paid in cash and non-cash charge of $18.3 million that will be recognized in the fourth quarter of 2004 under generally accepted accounting principles. The aggregate amount of the charge is based on estimates that may change as additional information becomes available. The charges to be paid in cash primarily relate to an estimated $2 million severance charge resulting from a reduction in the Company's workforce and an estimated $0.2 million charge resulting from the expenses of moving equipment in connection with consolidating the Company's Gulf of Mexico marine facilities. The non-cash charges primarily relate to; an estimated $6.7 million non-cash impairment charge resulting from the consolidation of the Company's Gulf of Mexico marine facilities; an estimated $6.1 million non-cash impairment charge to its existing inventory of platform structures; an estimated net charge of $3.4 million non-cash charge resulting from the Company's anticipated settlement of its litigation with Iroquois Gas Transmission LP for less than the amount that the Company currently has recorded on its balance sheet; an estimated $1.1 million non-cash impairment of vessel charge resulting from the removal from service of the Cajun Horizon, which has been inactive since 1999; and an estimated $1 million non-cash goodwill impairment charge resulting from the Company's evaluation of the carrying value of the goodwill of a Mexican subsidiary of the Company.

Horizon and its subsidiaries provide marine construction services for the offshore oil and gas and energy industries in the U.S. Gulf of Mexico, West Africa, Southeast Asia, Latin America, and the Mediterranean. The Company's fleet is used to perform a wide range of marine construction activities, including installation of marine pipelines to transport oil and gas and other sub sea production systems, and the installation and abandonment of production platforms.

This press release contains certain forward-looking statements within the meaning of the Private Securities Reform Act of 1995, which involve known and unknown risk, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: the Company's substantial amount of debt and ability to refinance its debt maturing in early 2005, high reliance on external sources of financing and improved cash flow to meet its obligations, need for additional equity and ability to complete the proposed recapitalization of the Company, resolution of the Company's outstanding claims against Pemex and others; industry conditions and volatility; prices of oil and gas; the Company's ability to obtain and the timing of new projects; changes in competitive factors; and other material factors that are described from time to time in the Company's filings with the Securities and Exchange Commission.

Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements often identified with words like "should", "expects", "believes", "anticipates", "may", "could", etc., contained herein should not be regarded as representations by Horizon or any other person that the projected outcomes can or will be achieved.

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